Exhibit (e)(5)

THIRD AMENDMENT TO

DISTRIBUTION AGREEMENT

This third amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of May 31st, 2017, by and between HSBC Funds (the “Trust”) and Foreside Distribution Services, L.P. (the “Distributor” and collectively with the Trust, the “Parties”) is entered into as of March 24, 2021 (the “Effective Date”).

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and

WHEREAS, pursuant to Section 16 of the Agreement all amendments shall be made by written instrument and signed by the parties hereto;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of Effective Date.

HSBC FUNDS	FORESIDE DISTRIBUTION SERVICES, L.P.

By: /s/Stefano R. Michelagnoli	By: /s/Mark Fairbanks
Name: Stefano R. Michelagnoli	Name: Mark Fairbanks
Title: President	Title: Vice President

EXHIBIT A

Fund Names

HSBC Opportunity Fund

HSBC Opportunity Portfolio

HSBC Opportunity Fund (Class I)

HSBC U.S. Government Money Market Fund

HSBC U.S. Treasury Money Market Fund

HSBC ESG Prime Money Market Fund